Exhibit 2.2

Pinnacle Systems GmbH

VOB Computersysteme GmbH

Share Purchase and Transfer Agreement

dated September 30, 2002

Linklaters Oppenhoff & Rädler

Mainzer Landstraße 16
D-60325 Frankfurt am Main
Postfach 17 01 11
D-60075 Frankfurt am Main

Telephone (49-69) 7 10 03-0
Facsimilie (49-69) 7 10 03-333

Zeichen

Share Purchase and Transfer Agreement

between

(1)	Mr. Volkmar Breitfeld, Untermarkstr. 52c, 44267 Dortmund
—  hereinafter referred to as “Seller 1”—

(2)	Mr. Maik Langenberg, von-Oer-Str. 14, 59302 Oelde

—  hereinafter referred to as “Seller 2”—

Seller 1 and Seller 2 jointly referred to as “Sellers”—
and

(3)	Pinnacle Systems GmbH, Frankfurter Str. 3c, 38112 Braunschweig

—  hereinafter referred to as the “Purchaser”—

and, for the purposes of acting as guarantor for the Purchaser’s obligations under this Agreement,

(4)	Pinnacle Systems, Inc., 280 N, Bernardo Avenue, Mountain View, CA 94043

—  hereinafter referred to as “Pinnacle, Inc.”

on the other side.

Any reference in this Agreement to “Parties” shall only refer to parties named under (1) - (4) above.

Index

1 Sale and Transfer of Shares	3

2 Purchase Price	3

3 Method of Payment of Purchase Price	4

4 Payment Procedure	4

5 Closing	5

6 Period up to Closing	5

7 Guaranties of Sellers	6

8 Indemnifiction for Taxes, other Public Charges and Employment Claims	14

9 Guaranties of Purchaser	16

10 Performance and Liability	18

11 Covenants	20

12 Compliance with the Securities Laws	22

13 Miscellaneous	23

PREAMBLE

(A)
VOB Computersysteme Gesellschaft mit beschränkter Haftung is a limited liability company under German law with registered seat at Dortmund, duly registered in the commercial register of the lower court of Dortmund under HR B 11 176 (the “Company”). The Principal place of business of the Company is at Joseph-von-Fraunhofer-Straße 15 in 44227 Dortmund.

(B)	The share capital of the Company amounts to DM 50,000 and consist of two shares with a nominal value of DM 30,000 and DM 20,000 (the “Shares”). The Shares have been fully paid in.

(C)
The statutory purpose of the Company is the business of developing and distributing computer hard- and software, related electronic products and accessory, the performance of training, support and all business activities related thereto. The Company is engaged in the business of the development and distribution of software products, in particular in the area of CD and DVD burning engines, related customer products and software protection software.

(D)	The Sellers hold the following Shares in the Company:

Seller	Shares
1 Seller 1 (Volkmar Breitfeld)	DM 30,000
2 Seller 1 (Maik Langenberg)	DM 20,000
Total	DM 50,000

(E)	The Purchaser is engaged in the business of design, manufacturing, marketing and supporting a wide range of high-quality soft- and hardware products.

(F)	The Sellers are interested in selling and the Purchaser is interested in acquiring the Shares in the Company on the terms and conditions set forth in this Agreement (the “Transaction”).

1    Sale and Transfer of Shares

On the terms and subject to the conditions set forth in this Agreement, the Sellers hereby sell to the Purchaser and the Purchaser hereby purchases from the Sellers, effective as of Closing as defined in Clause 5 the Shares together with all ancillary rights including all rights to profits of the current fiscal year and all non-distributed profits of previous fiscal years. The Sellers hereby assign and transfer, subject to the fulfillment of the Closing Conditions set forth in Clause 5.1, to the Purchaser the legal title in the Shares, effective as of Closing as defined in Clause 5. The Purchaser hereby accepts such assignment and transfer.

2    Purchase Price

(i)
The aggregate consideration to be paid by the Purchaser to the Sellers shall be an amount of US$ 7,000,000 (in words: Seven Million United States Dollars) (the “Purchase Price”). The Purchase Priceshall be allocated to the Sellers as follows: 55% of the Purchase Price shall be allocated to Seller 1 and 45% of the Purchase Price shall be allocated to Seller 2.

(ii)
The Parties understand that the sale and transfer of the Shares is not subject to VAT. If, to the contrary, VAT is payable, it shall be paid by the Purchaser and shall be due as soon as the Purchaser has received from Sellers a respective invoice which conforms to the provisions of Section 14 German Value Added Tax Act.

3	Method of Payment of Purchase Price

The Purchase Price shall be due and payable by the Purchaser to Sellers as follows:

(i)
An amount of US$ 4,000,000 (Four Million United States Dollars) of the Purchase Price shall be paid by the Purchaser to the Sellers in cash on Closing (the “Cash Payment”), payable in accordance with Clause 4 of this Agreement.

(ii)
An amount of US$ 3,000,000 (Three Million United States Dollars) of the Purchase Price shall be paid by Pinnacle, Inc. on the Purchaser’s behalf through the issuance, assignment, transfer and delivery by Pinnacle, Inc. to the Sellers of 308,593 shares of Pinnacle, Inc.’s common stock (the “Pinnacle Shares”) on or before Closing (the “Share Payment”).

(iii)
In the event the Purchaser should fail to validly issue the Pinnacle Shares and transfer title to such shares to the Sellers as set out herein and the Purchaser does not cure this default within a ten (10) days period commencing with a written notice of the Sellers notifying the Purchaser of such default, the Sellers shall have the right to require the Purchaser to pay an amount of US$ 3,000,000 (Three Million United States Dollars) instead of the Share Payment. In this event, an amount of US$ 880,000 (Eight Hundred Eighty Thousand United States Dollars) shall be payable to Seller 1, an amount of US$ 720,000 (Seven Hundred Twenty Thousand United States Dollars) shall be payable to Seller 2 and the remaining amount of US$ 1,400,000 (One Million Four Hundred Thousand United States Dollars) shall be paid in the Escrow and Clauses 4.1.1 to 4.8 and 4.10 of the Escrow Agreement attached hereto as Exhibit 1 shall apply to this amount accordingly. In such case the amount of US$ 1,400,000 shall be the cap within the meaning of Clause 10.6.

4	Payment Procedure

4.1	Cash Payment

The Cash Payment shall be made by the Purchaser by wire transfer, free of any bank charges, in the amount of US$ 2,200,000 (in words: Two Million Two Hundred Thousand United States Dollars), representing 55% of the Cash Payment, into the account No. 444/1178/005 of Seller 1 with HSBC Trinkaus & Burkhardt, BLZ 300 308 80 and in the amount of US$ 1,800,000 (in words: One Million Eight Hundred Thousand United States Dollars), representing 45% of the Cash Payment, into the account No. 444/1179/001 of Seller 2 with HSBC Trinkaus & Burkhardt, BLZ 300 308 80 on or before Closing.

4.2	Share Payment

4.2.1
A number of 56,976 Pinnacle Shares shall be issued, assigned, transferred and delivered to Seller 1 (the “Pinnacle Shares I”), a number of 46,617 Pinnacle Shares shall be issued, assigned, transferred and delivered to

Seller 2 (the “Pinnacle Shares II”), a number of 112,750 Pinnacle Shares shall be issued, assigned and transferred to Seller 1 and delivered to the Escrow Agent (the “Pinnacle Shares III”) and a number of 92,250 Pinnacle Shares shall be issued, assigned and transferred to Seller 2 and delivered to the Escrow Agent (the “Pinnacle Shares IV”; Pinnacle Shares III and Pinnacle Shares IV together “Escrow Shares”).

4.2.2
The Pinnacle Shares I shall be delivered to Seller 1 on Closing. The Pinnacle Shares II shall be delivered to Seller 2 on Closing. The Escrow Shares shall be delivered on Closing to Dr. Wolfgang Matschke, Frankfurt, who has been elected as escrow agent by the Parties (the “Escrow Agent”) under the escrow agreement attached hereto as Exhibit 1 (the “Escrow Agreement”) on or before Closing.

4.2.3	The Escrow Shares shall be released in accordance with the terms and conditions of the Escrow Agreement.

5	Closing

5.1	Closing Conditions

Closing shall take place at the offices of Linklaters Oppenhoff & Rädler, Mainzer Landstraße 16, 60325 Frankfurt am Main at 10:00 am on October 1, 2002 or at any other time and place as the Parties may mutually agree (the “Closing”) if the following conditions precedent (aufschiebende Bedingungen) have been met (the “Closing Conditions”):

5.1.1	the Purchase Price has been paid according to Clause 4.1;

5.1.2	the Pinnacle Shares I and the Pinnacle Shares II have been issued, assigned, transferred and delivered to Seller 1 and Seller 2, respectively, in accordance with Clause 4.2.2;

5.1.3	the Escrow Shares have been delivered to the Escrow Agent according to Clause 4.2.2;

5.1.4	the Escrow Agreement has been signed by all parties thereto;

5.2	Closing Actions

At Closing the Parties shall confirm that the Closing Conditions set forth in Clause 5.1 are met by signing a closing memorandum, the content of which will be mutually agreed upon by the Parties.

6	Period up to Closing

For the period between the date hereof (“Signing”) and Closing, Sellers covenant and agree with Purchaser as follows:

(i)
Sellers shall operate the Company diligently and in good faith and only in the ordinary course, in the manner as previously conducted and consistent with Sellers’ past management and business practices.

(ii)
Sellers shall use best efforts to cause the Company to (i) maintain, preserve, renew and keep in full force and effect the existing rights of the Company, (ii) maintain the assets in good working order subject to normal wear and tear, (iii) not allow the disposal or lapse of any intellectual property, (iv) preserve for Purchaser the present Company’s relationships with suppliers, distributors, vendors, manufacturers, customers, communities and all others having business relations with the Company, and (v) not to allow any event or occurrence within Sellers’ control which might, individually or in the aggregate, have a material adverse effect on the Company.

(iii)
Sellers shall without undue delay notify the Purchaser about any internal or external measures, events or occurrences, whether within the Seller’s control or not, which might, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company or its business.

(iv)
Sellers shall not pass any shareholders’ resolution with respect to the Company without prior written consent of the Purchaser and refrain from any other actions or transactions beyond the ordinary course of business, which might have any negative impact on the financial condition, operating results and cash flows of the Company.

(v)	Termination of Agreement

The Purchaser may terminate this Agreement by giving written notice to the Sellers at any time prior to and at the date of Closing if

(a)	there has been any event which by itself or together with other events has a material adverse effect on the Company or its business;

(b)	Sellers do not comply with the covenants as set forth in this Clause 6.

(vi)
The Sellers may terminate this Agreement by giving written notice to the Purchaser if by 7 October 2002 the Purchaser has not fulfilled all Closing Conditions in accordance with Clause 5.1 of this Agreement. In such event the Purchaser would have to bear any costs accrued by the Sellers.

7	Guaranties of Sellers

The Sellers represent expressly and warrant in the form of an independent guarantee (selbständiges Garantieversprechen) within the meaning of sections 276, 311 German Civil Code (Bürgerliches Gesetzbuch – “BGB”) with the legal consequences as conclusively set forth in Clause 10. that the following statements are correct as of Signing, unless expressly otherwise provided hereunder. The Parties expressly agree that this independent guarantee shall not constitute a quality guarantee concerning the purchase object within the meaning of sections 443 and 444 BGB (Garantie für die Beschaffenheit eines Kaufgegenstandes).

7.1	No Conflict

Except as set forth in Exhibit 2, the execution and delivery of this Agreement and any related agreements to which the Company is a party do not, and, the consummation of the Transaction contemplated hereby and thereby will not, result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any mortgage, indenture, lease, contract or other agreement or permit, concession, franchise or license to which the Company or the Sellers are subject, or (ii) to the Sellers’ Best Knowledge any judgment applicable to the Company or the Sellers or their respective properties or assets.

7.2	Consents

Each of the Sellers and the Company has obtained all necessary corporate consents and taken all necessary corporate action, if any, required for the consummation of the transactions contemplated by this Agreement. In particular Sellers have unanimously passed a shareholders’ resolution approving the sale and transfer of the Shares to the Purchaser, a copy of which is attached hereto as Exhibit 3. To the Sellers’ Best Knowledge, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other German federal, state, county, local authority, instrumentality, agency or commission, is required by or with respect to either of the Sellers or with respect to the Company in connection with the execution and delivery of this Agreement and any related agreements to which either of the Sellers or the Company is a party or the consummation of the transactions contemplated hereby and thereby.

7.3	Due Existence of the Company and the Shares

7.3.1
The Company is duly established and validly existing under German law. The capital contributions have duly been made in cash and (i) no hidden capital contribution, (ii) no hidden or open repayment of capital and (iii) no hidden profit distribution has occurred. The Shares are existing, fully paid in, without additional payment obligations (Nachschusspflichten) and except as set out in the current articles of association of the Company free of ancillary (Nebenpflichten) or other obligations or restrictions.

7.3.2
No resolution to liquidate the Company has been adopted, nor is there any action or request pending to accomplish such liquidation. Further, the Company has not been terminated and no resolution to redeem or to transfer the shares has been adopted except for a resolution with respect to this Transaction.

7.3.3	There have no resolutions been passed or filed with the commercial register which have not yet been registered.

7.4	Title to Shares

The statements of the Preamble about the Company are correct in every respect.

7.4.1
Persons and companies other than those shown in the Preamble do not hold any direct or indirect interest of any type whatsoever in the Company, and there are no claims for the granting of any such interest.

All Shares are free from any rights of third parties of any type whatsoever and there are no claims for the granting of such rights or the transfer of such participations.

7.4.2	Except for the articles of association of the Company dated May 5, 1994, as well as other agreements, resolutions and promises as set out in

Exhibit 4 or specifically referenced in this Agreement and its Exhibits, there are no agreements, resolutions or promises concerning the relationship between the Sellers and the Company or any obligations to enter into such agreements, resolutions or promises in force at the date of Signing and Closing.

7.5	Participations

7.5.1
The Company does not have any branches or divisions outside of its principal place of business at Joseph-von-Fraunhofer-Straße 15 in 44227 Dortmund and its office in Bultstraße 50 in 59302 Oelde and does not hold any interest in any other enterprises.

7.5.2	With the transfer of the Shares to Purchaser at Closing, Purchaser will acquire full, unrestricted and unencumbered title to the transferred Shares at its free disposal.

7.5.3	The Company is not party to an agreement between undertakings in the sense of Section 291 et seq. German Stock Corporation Act (AktG) (Unternehmensvertrag).

7.5.4
Except as set forth in Exhibit 5, Sellers, or partners of Sellers or relatives in the sense of Section 15 of the Tax Code (Abgabenordnung) (“Relatives”) or companies in which the Sellers or the Seller’s Relatives hold any material interest (exceeding 10% of the voting rights) (“Controlled Companies”), do not hold any material participation (exceeding 10% of the voting rights) in any enterprise (other than in the Company and in VOB Information Systems, Inc.) which is engaged in the area of activity of the Company or a related area or maintains business relations with the Company.

7.6	Financial Statement / Receivables / Liabilities

The Company’s financial statement as of December 31, 2001 (“Financial Statement 2001”) and the Company’s interim financial statement as of August 31, 2002 (“Interim Financial Statement” and together with the Financial Statement 2001, the “Financial Statements”), which are attached as Exhibit 6 and Exhibit 7 to this Agreement have been prepared by the Company.

7.6.1
Cash, Bank Deposits, Securities Deposit: The positions Cash (Kasse), Bank Deposits (Bankguthaben) and Securities Deposit (Wertpapiere) in the Interim Financial Statement are true and complete as of the balance date.

7.6.2
Receivables: Except as set forth in Exhibit 8 the amounts shown as receivables in the Financial Statement 2001 have been completely collected. A complete list of all receivables as of August 31, 2002 is attached hereto as Exhibit 9 (the “Receivables”). All Receivables and all further receivables that will arise until Closing, result from sales or services made by the Company in its ordinary course of business. The Receivables are due, enforceable against the debtor as provided by the books and records of the Company and to the Sellers’ knowledge not subject to any defense of the respective debtor (einredefrei). The Sellers are not aware of any facts or circumstances which are likely to make impossible or materially delay the collection of any of the Receivables hereof and all further receivables that will arise until Closing.

7.6.3
Other Loans: The position Other Loans (Sonstige Ausleihungen) in the Interim Financial Statement is true and complete as of the balance date and consists of a loan to an employee of the Company and a loan to Seller 2 which have been completely repaid (following a profit distribution resolved by Seller 1 and Seller 2 on September 23, 2002).

7.6.4
Other Current Assets: The position Other Current Assets (sonstige Aktiva) in the Interim Financial Statement is true and complete as of the balance date and consists of a loan to Seller 1 which has been completely repaid (following a profit distribution resolved by Seller 1 and Seller 2 on September 23, 2002).

7.6.5
Liabilities: To the Best Knowledge of the Sellers’ the position Mid-Term Liabilities (mittelfristige Verbindlichkeiten gegenüber Kreditinstituten), Other Short-Term Liabilities (kurzfristige Verbindlichkeiten) in the Interim Financial Statement give a true picture of the liabilities of the Company as of the balance date. The liabilities of the Company as of August 31, 2002 listed in Exhibit 10 (the “Liabilities”) reflect all liabilities of the Company that have been invoiced to the Company or have been payable by the Company as of August 31, 2002. All Liabilities and all further liabilities that will arise until Closing, result from affairs made by the Company in its ordinary course of business.

7.6.6
Turnover: The position Revenues (Umsatzerlöse) in the Financial Statement 2001 and in the Interim Financial Statement fairly reflects the business activities of the Company in the respective period and result from affairs made by the Company in its ordinary course of business.

7.7	Ordinary Course of Business

Except as stated specifically in Exhibit 11, or elsewhere in this Agreement or its Exhibits, since August 31, 2002

7.7.1
the Company has carried on its business in the ordinary and usual course and without entering into any transaction, assuming any liability or making any payment which is not in the ordinary course of its business and without any material interruption or alteration in the nature, scope or manner of its business;

7.7.2	there have been no distributions of any kind;

7.7.3	the Company has not sold or otherwise transferred to Sellers any part or line of its business or any corporate opportunities;

7.7.4
there has been no sale, lease, license or other disposition of any of the assets or properties of the Company, except in the ordinary course of business, or any creation of any security interest in such assets or properties;

7.7.5	there has been no damage or loss, whether or not covered by insurance, which materially affects the value of the Company’s assets or the operation of their businesses;

7.7.6	there has been no material deterioration in the financial condition, prospects or turnover of the Company;

7.7.7	there has been no waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

7.7.8
there has been no change in pricing practice relating to the Company’s products and to the Best Knowledge of the Sellers’ there has been no change in pricing or royalties set or charged by persons who have licensed intellectual property to the Company;

7.7.9
there has been no notification by any customer of the Company of termination of its relationship with the Company (except for customers generating less than US$ 10,000 in revenues during last 12 months prior to Closing);

7.8	Tangible Assets

The Company has full, unrestricted and unencumbered title to, and possession of, all tangible assets which serve or are destined to serve its business except for those tangible assets which are leased from persons and companies other than the Sellers,the Relatives and the Controlled Companies in the ordinary course of business on normal market terms under leases listed in Exhibit 12 or which are still subject to usual reservations of title by suppliers and conditional upon payment (Eigentumsvorbehalt). Exhibit 13 contains a true list of all material fixed assets of the Company as of August 31, 2002 (“Tangible Assets”).

The Tangible Assets comprise all of the material assets of the Company used by the Company to conduct its business as it has been conducted until Closing and as contemplated to be conducted by the Company, as described in any product roadmaps, business plans or the like existing as of Closing. The Tangible Assets have been well maintained and are in good and serviceable condition, exempt from normal wear and tear.

7.9	Software Licenses / Intellectual Property Rights

7.9.1
Except for standard software, Exhibit 14 contains a complete list of all software, software modules and routines owned or developed by third parties and used by the Company for the conduct of its business as it has been conducted until Closing (the “Third Party Software”). With respect thereto, except as provided for in Exhibit 15 and Exhibit 19 the Company has the right to use the Third Party Software by way of proper licenses and is in compliance with the terms and conditions of such license agreements. In particular but not limited to, the Company has paid all license fees and royalties when due. Except as provided for in Exhibit 15 and Exhibit 19 the Company has the right to use the Third Party Software as part of its Company Software.

7.9.2
Exhibit 17 contains a list of programs developed by the Company and currently used by the Company for the conduct of its business as it has been conducted until Closing (the “Company Software”). The Company is in possession of the source code of the Company Software including the pertaining documentation. Except as provided for in Exhibit 15 and Exhibit 19, the Company has proper and sufficient licenses to develop, sell, distribute and sub-license the Company Software. Except as provided for in Exhibit 15 and Exhibit 19, to the Best Knowledge of the Sellers, with respect to Third Party Software and Company Software there are no rights of third parties that could lead to any material reduction of the ability of the Company to conduct its business as it has been conducted until Closing, however, the Sellers do not guarantee that the Company Software is protected as intellectual property by any applicable law.

7.9.3
The Company owns the manufacturing, processing and marketing know-how necessary or otherwise used by the Company for the conduct of its business as it has been conducted until Closing. The Company holds, to the extent that such manufacturing, processing and marketing know-how has been reduced to writing, all documents pertaining thereto. The Company is the owner of the Internetdomain-Names as set forth in the Exhibit 21.

7.10	Agreements

Except for the contracts, agreements and promises (the “Contractual Obligations”) listed in Exhibit 22, the Company is not subject to any material Contractual Obligation (with the exception of obligations arising from energy supply agreements and other public utility agreements) (gas, water, telecoms etc.) involving an annual obligation of the Company exceeding an amount of EUR 5,000 including (but not limited to) any kind of

7.10.1	agreements relating to the acquisition or sale of interests in other companies or businesses and joint venture agreements relating to a material part of the Company’s business;

7.10.2	consulting agreements;

7.10.3	rental and lease agreements including financial leases relating to real estate or movable assets with a consideration;

7.10.4	agreements with commercial agents or distribution agreements;

7.10.5	insurances;

7.10.6	guarantees, loan agreements and loan promises;

7.10.7	supply and distribution agreements.

The information in Exhibit 22 is complete and correct. The Contractual Obligations as listed in Exhibit 22 are valid and enforceable against the parties thereto, and neither the Company nor, to the Best of the Sellers’ Knowledge, the respective other party has breached, or is in default under, any of these Contractual Obligations to any material degree.

7.11	Deductions and claims for repayment

There are no contractual arrangements in force providing for a right of customers, distributors or licensees to make any deductions from or claims for repayment of license fees, royalties or sales prices received by the Company up to the Closing those in aggregate exceed EUR 15,000.

7.12	Litigation

Except for the disputes set forth in Exhibit 23 hereto, the Company is not a party to, or threatened by, any litigation, administrative proceedings or investigations, nor are circumstances known to Sellers which might reasonably be expected to provide a basis for such litigation, administrative proceedings or investigations. The Company is not subject to any judgment, decree or settlement in any legal or administrative proceedings which materially restricts or impairs it in certain business measures, in the acquisition or disposition of assets, in competition or in the operation of its business.

7.13	Employees

Exhibit 24 contains a correct and complete list of all employees of the Company as of Closing, listing in each case name, position, date of birth, years of service, salaries and other compensation.

The Company is not obliged, or has made any promise, whether to the authorities, labor unions, work’s councils or others, to continue its operation at a certain location or to maintain certain job levels or to comply with certain rules relating to operational changes within the meaning of Section 111 of the Shop Constitution Act (Betriebsverfassungsgesetz) other than those required by generally applicable law or union agreements applying to the entire industry.

7.14	Powers

Exhibit 25 contains a complete and correct list of all general powers of attorney granted by the Company as well as all bank accounts and signature authorities.

7.15	Insurance

Exhibit 26 contains a complete list of the Company’s insurance contracts. The insurance contracts are in full force and effect and all premia due until Closing have been paid and the Company is otherwise in material compliance with the terms of such policies. Since August 31, 2002, no insurable events of damage have arisen at the Company which are not covered by insurance.

7.16	Governmental Licenses

The Company has obtained all administrative approvals, permits and licenses which it requires for the conduct of its present business. To the Best of Sellers’ Knowledge, the Company does not violate in its business any German laws concerning environmental protection except for violations of minor degree with no material consequences, and, to the Best of Sellers’ Knowledge has also in the past not violated laws concerning environmental protection except for minor violations with no material consequences. All products manufactured and/or distributed by the Company conform to legal and other applicable provisions including defined standards.

7.17	Restrictions on Business Activities

There is no agreement (non-compete or otherwise) or commitment or any judgment, injunction, order, decree or other action by any government entity binding upon the Company which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition or disposition of property (tangible or intangible) by the Company or the conduct of the Company’s business. Except as specifically contemplated by this Agreement, none of the Sellers has entered into any agreement under which the Company is restricted from providing services to customers or potential customers or any class of customers of the Business, in any geographic area, during any period of time or in any segment of the market.

7.18	Material Adverse Change

Unless disclosed in this Agreement or in the Exhibits thereto, the Sellers have no knowledge of any facts or circumstances which could result in any material restriction, material impediment or cessation of the manufacture and/or marketing of any material product presently manufactured and/or marketed by the Company.

7.19	Repayment of Grants

The execution and consummation of this Agreement is not a fact which, according to the terms of, or of laws applying to any grants, tax advantages or comparable benefits of any kind whatsoever granted to the Company results in an obligation to repay, or cancellation of the right to receive, such grant, tax advantage or comparable benefit.

7.20	Illegal payments

To the Sellers’ Knowledge neither the Company nor any of their respective officers, employees, agents or Affiliates has: (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was or is in a position to help or hinder the business of the Company (or assist in connection with any actual transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office (i) which may subject the Sellers to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (ii) the noncontinuation of which has had or might have, individually or in the aggregate, an adverse impact on the business of the Company, or (b) established or maintained any unrecorded fund.

7.21	Third Party Rights

Except as contemplated in the Agreement and its Exhibits and except as set forth in Exhibit 27, Sellers, Relatives and Controlled Companies do not have any rights or claims of any type whatsoever in or to any tangible or intangible property or right owned by, used in, or useful to the business of the Company. To the extent that such rights or claims should nevertheless exist, Sellers shall transfer them, or cause their transfer, to the Company without further compensation.

7.22	Protection of Confidential Information

The Company has taken reasonable steps to protect its rights in their confidential information and trade secrets, and, without limiting the foregoing, (i) the Company has included in the employment agreements a confidentially clause or (ii) has asked each employee and contractor prior to Closing to execute a proprietary information/confidentiality agreement. Except for sample software, the Company has not licensed or provided any software to any third party in source code format.

8	Indemnification for Taxes, other Public Charges and Employment Claims

8.1	Taxes and Other Public Charges

8.1.1
The Sellers hereby represent and warrant to the Purchaser that the Company has duly filed all tax returns and other returns required under the applicable laws to be filed with tax and other authorities, paid all due taxes, tax pre-payments and other public duties, retained all taxes, social security charges and other charges as defined in the German Fiscal Code (Steuern, Abgaben und Gebühren im Sinne der Abgabenordnung) to be retained and paid by the Company by the due date to the respective recipient and paid all related delay charges, penalties and interest thereupon, if any, collectively referred to as “Public Charges”. The term “Public Charges” shall include social security contributions to be made by the Company for its employees under the applicable laws. All Public Charges related to any time period until August 31, 2002 have either been paid before August 31, 2002 or accrued and provided for sufficiently in the Interim Financial Statement. Between September 1, 2002 and Closing, the Company will pay all Public Charges relating to the period after August 31, 2002 if and insofar as they will have become due for payment.

8.1.2
The Sellers shall reimburse the Company of any Public Charges assessed or to be assessed against the Company relating to any periods until August 31, 2002 and for which reserves have not been sufficiently set aside in the Interim Financial Statement.

(i)
In the event that the Sellers are obliged to reimburse the Company according to this Clause 8.1.2 before the period of limitation pursuant to Clause 10.4.1 has expired, the Company shall be reimbursed by release of Escrow Shares; Clause 10.2.1 shall apply accordingly. In the event that the Sellers are obliged to reimburse the Company according to this Clause 8.1.2 after the period of limitation pursuant to Clause 10.4.1 has expired, the Company shall be reimbursed by the Sellers by a cash payment.

(ii)	Any amount of Public Charges payable by the Sellers hereunder shall be reduced by the amount of any refund of Public Charges to the extent not capitalized in the Interim Financial Statement for any time periods up to Closing, which the Company may receive in cash or by means of set-off from their liabilities for Public Charges before or after Closing.

(iii)
If a tax field audit of the Company for any time period up to August 31, 2002 results in a step-up in the tax basis of capitalized assets, or in the first-time capitalization of assets for tax purposes, which provides the Company with a potential of increased depreciation on such assets in subsequent time periods, then all actual corresponding net reductions of Public Charges due by the Company in subsequent time periods ending on August 31, 2007 shall be calculated on the basis of a deemed total tax rate of 40% and their aggregate net present value (applying a discount rate of 6%) at Closing shall be deducted from any amount of Public Charges payable by the Sellers under this Clause 8.

8.1.3
Any refund of Public Charges to the Company for any time periods up to August 31, 2002, which the Company may receive in cash or by means of set-off from its liability for Public Charges which are not capitalized in the Interim Financial Statement and which are not reduced from any payments due by the Sellers under Clause 8.1.2 hereof shall be reimbursed by the Purchaser to the Sellers in cash. Clauses. 8.1.2(ii) and 8.1.2(iii) shall apply mutatis mutandis for any such payments which shall be reimbursed by the Purchaser.

8.1.4
All claims of the Purchaser in connection with Public Charges shall become statute-barred within six (6) months from the date upon which the assessment or any amended assessment, of the relevant Public Charges becomes res iudicata (‘bestandskräftig’), i.e. the expiry period through which tax assessments may be changed or amended by the relevant tax authorities.

8.1.5
The Purchaser shall immediately notify the Sellers of any tax audit or social security audit (“Audit”) of the Company and any announcement thereof relating to any time period up to Closing. The Sellers and/or their representative(s) shall be given full access to and the right to participate in such Audit and to contest, where possible, any findings and/or assessments of the relevant tax authorities which relate to time periods up to Closing. The Parties shall closely co-operate and consult with respect to any declaration or statement or action made in relation to the Audit and neither the Purchaser nor the Sellers shall make any statement or take any action without the other Party’s prior written consent. The Purchaser shall upon the request of the Sellers further cause the Company to initiate appropriate appeals proceedings to contest assessments for Public Charges relating to time periods up to Closing and, where necessary, take the matter to the appropriate courts in accordance with the instructions of the Sellers. The aforesaid provisions shall apply mutatis mutandis to any such proceedings. The reasonable costs of any such administrative and/or legal proceedings and actions shall be borne by the Sellers if such were initiated upon the Sellers’ request.

8.1.6
If the Purchaser fails to notify the Sellers of any Audit of the Company and any announcements thereof in due time, which prevents the Sellers and/or any of their representatives to participate in any tax audit from the very beginning, or if the Sellers and/or any of their representatives is not given full access to and the right to participate in such tax audit in due time or if the Company does not comply with any other of the stipulations pursuant to Clause 8.1.5 hereof or does not initiate appropriate appeals proceeding to contest assessments for Public Charges upon request of the Sellers in a proper form, any claims of Purchaser or the Company, as the case may be, under this Clause 8 out of and in connection with such tax audit are hereby expressly waived and excluded to the extent the position of the Company is prejudiced by any such failure.

8.1.7
Any downside adjustments of taxable income (steuerliche Mehr- und Minderergebnisse) resulting from any Audit and any additional liability or refund of the Company for Public Charges for time periods ending on or before Closing which the other party may become aware of, shall not entitle the Sellers to any further distribution of profits nor are the Sellers obliged to pay back any profits already received.

8.2	Employment Related Claims

(i)
The Sellers shall indemnify the Company of any amounts due to claims raised against the Company for wages, salaries, overtime payments and premiums and vacation privileges, if such claims relate to periods prior to August, 31 2002 and if no reserves have been set up for such claims in the Interim Financial Statement.

(ii)	In the event that the Sellers are obliged to indemnify the Company according to this Clause 8.2, the Company shall be indemnified by release of Escrow Shares; Clause 10.2.1 shall apply accordingly.

9	Guaranties of Purchaser

The Purchaser represents expressly and warrants in the form of an independent guarantee (selbständiges Garantieversprechen) within the meaning of sections 276, 311 BGB with the legal consequences as conclusively set forth in Clause 10 that the following statements are correct as of Signing, unless expressly otherwise provided hereunder. The Parties expressly agree that this independent guarantee shall not constitute a quality guarantee concerning the purchase object within the meaning of sections 443 and 444 BGB (Garantie für die Beschaffenheit eines Kaufgegenstandes).

9.1	Organization and Authority

The Purchaser and Pinnacle, Inc. are duly incorporated, validly existing and in good standing under the laws of their respective jurisdiction and have the corporate power to own their respective properties and to carry on their respective businesses as now being conducted. Purchaser and Pinnacle, Inc. have all requisite power and authority to enter into this Agreement and any related agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

9.2	Execution and Delivery

This Agreement and any related agreements to which the Purchaser and/or Pinnacle, Inc. is a party have been duly executed and delivered by such Purchaser and, assuming the due authorization, execution and delivery by the other Parties hereto, constitute the valid and binding obligation of such Purchaser enforceable in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

9.3	Compliance with Corporate Requirements

The execution and delivery of this Agreement and any related agreements to which it is a party by the Purchaser do not, and the consummation of the Transaction contemplated hereby will not, conflict with any applicable law.

9.4	Required Consents

The Purchaser and Pinnacle, Inc. have obtained all necessary corporate consents and taken all necessary corporate action, if any, required by the Purchaser side for the consummation of the Transaction. No consent or filing with any governmental authority or any third party, is required by or with respect to the Purchaser or and Pinnacle, Inc. in connection with the execution and delivery of this Agreement and any related agreements to which any of the Purchaser is a party or the consummation of the transactions contemplated hereby.

9.5	Pinnacle Shares

The Pinnacle Shares are duly authorized and have been reserved for issuance in accordance with this Agreement. When issued in accordance with this Agreement, the Pinnacle Shares will be validly issued and outstanding, fully paid and non-assessable and not subject to any obligation for further contribution, and the holders of the Pinnacle Shares will receive good and marketable title to such Pinnacle Shares, except for that such Pinnacle Shares will currently not be registered on form S-3 with the SEC, free and clear of all security interests, liens, claims, pledges, agreements, limitations on voting rights, charges, preemptive rights or other encumbrances of any nature whatsoever.

9.6	Required Filings

9.6.1
Pinnacle, Inc. is a public reporting issuer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and, since July 1, 2002, has made all required filings (the “Pinnacle, Inc. Documents”) thereunder by the required filing date and in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). To Pinnacle, Inc.’s knowledge, as of their respective filing dates, the Pinnacle, Inc. Documents complied in all material respects with the requirements of the 1934 Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Pinnacle, Inc. Documents. None of the Pinnacle, Inc. Documents contained on their filing dates any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Pinnacle, Inc. Document filed prior to the date hereof.

9.6.2	As of the Signing date, Pinnacle, Inc. has not been advised that the SEC is currently reviewing any of its SEC reports or any of the financial statements contained therein.

9.7	Financial Statements

The financial statements of Pinnacle, Inc. for the period ending June 30, 2002 were prepared in accordance with United States GAAP applied on a consistent basis with the basis applied in preparing the audited (consolidated) financial statements of Pinnacle, Inc. for the preceding financial period throughout the periods involved (except as may be indicated in the notes thereto), and present fairly in all material respects the (consolidated) financial position of Pinnacle, Inc. (and its consolidated subsidiaries) as of June 30, 2002 and the (consolidated) results of their operations and cash flows for the periods then ended.

9.8	Material Adverse Change

As of the Signing date, except as disclosed in the SEC reports filed with the SEC prior to the Signing date, since June 30, 2002, (i) there has been no material adverse change in relation to Pinnacle, Inc. or (ii) the business of Pinnacle, Inc. (and each of its subsidiaries) have been conducted in the ordinary course, consistent with past practice.

10	Performance and Liability

10.1	Breach of Guaranties

In case of violation of any of the guaranties by a Party (the “Warranting Party”, i.e. (i) the Company and Purchaser, in the case of Sellers’ guaranties, or (ii) the Sellers in the case of Purchaser’s guaranties), the Warranting Party shall be jointly and severally liable to put the other Parties (the “Damaged Party”) in the position they would be in had the guarantee not been violated. However, for the avoidance of doubt the Parties expressly agree that the Sellers shall not be liable in any way whatsoever with respect to any claims based on facts, matters or circumstances which have been disclosed to Pinnacle group or its advisors prior to the Signing and which have been expressly disclosed in this Agreement or its Exhibits. In the event that a certain fact, matter or circumstance has been disclosed in an Exhibit (e.g. “Exhibit 1”) to a certain guaranty (e.g. “Guaranty 1”) of this Agreement and such fact, matter or circumstance would also be covered by another guaranty (e.g. “Guaranty 2”) under this Agreement, no claims shall be made with respect to such fact, matter or circumstance even if this fact, matter or circumstance has not been disclosed in the Exhibit to the Guaranty 2.

10.2	Remedies

In the event of any breach or non-fulfillment of the guaranties by the Warranting Party, the Damaged Party will give the Warranting Party written notice of such breach or non-fulfillment stating in detail the nature thereof and the amount of damages claimed and the basis for the relevant claim. In case the Warranting Party is unable to cure the defect or violation within an appropriate period but no later than 30 days after receipt of such written notice,

10.2.1
if the Company or the Purchaser is the Damaged Party, the Damaged Party shall be compensated by release of that number of Escrow Shares corresponding to the damage. The number of Escrow Shares to be released by the Escrow Agent shall be calculated by the amount of damages provided for by Section 249 Sentence 2 BGB and in accordance with the provisions of the Escrow Agreement;

10.2.2
or if the Sellers are the Damaged Parties, the Damaged Parties shall be compensated by a cash payment by the Purchaser in the amount corresponding to the amount of damages provided for by Section 249 Sentence 2 BGB.

10.3	Other Claims and Remedies

The Parties shall not have any other claims or remedies than the claims and remedies defined in Clause 10.2 in case of a breach of any guarantee, and no further statements, guarantees are made by either Party, other than those expressly and conclusively set forth in Clauses 7 and 9; provided, that this Clause 10 shall not limit claims and remedies of either Party as may apply under mandatory law for willful or fraudulent breaches of guaranties by the other Party.

10.4	Limitation of Claims

10.4.1
The period of limitation for all claims of the Purchaser and each of the Sellers pursuant to Clause 10.1 of this Agreement shall run until, and any claims shall be time barred (verjährt), 24 (twenty four) months after Closing.

10.4.2	Clause 10.4.1 shall not apply with respect to the guaranty set forth in Clause 9.5.

10.4.3
The period of limitation set out in Clause 10.4.1 shall also apply to other remedies available to the Purchaser or each of the Sellers, including without limitation remedies for breaches of covenants with the exception of claims in connection with Public Charges being subject to the period of limitation as set out in Clause 8.1.4.

10.4.4	Any liability for breach of a guaranty under this Agreement shall be

(i)	net of any insurance recovery made by the Purchaser or any of its affiliates (including, after Closing, the Company); and

(iii)	reduced by the amount of a corresponding reserve, provided that a corresponding reserve is listed in Exhibit 28

10.5	De minimis threshold

The Purchaser shall have claims based upon a breach of any guaranty as set out in Clause 7 only if the individual claim exceeds an amount of US$ 10,000 (Ten Thousand United States Dollars, (the “Individual Claim Threshold”), and the aggregate of all claims exceeds an amount of US$ 200,000 (Two Hundred Thousand United States Dollars), (the “Aggregate Claim Threshold”, and together with the Individual Claim Threshold, the “Claim Threshold”), at which point Purchaser shall be entitled to be compensated for all claims of breaches of guaranties contained in Clause 7 of this Agreement, provided that each single claim exceeds the Individual Claim Threshold. For avoidance of doubt the Aggregate Claim Threshold shall not be deducted from claims exceeding in aggregate the Aggregate Claim Threshold. The Claim Threshold shall not apply to claims based upon willful or fraudulent breaches of the guaranties contained in Clause 7 of this Agreement.

10.6	Cap on Claims

All claims of the Purchaser under or in connection with this Agreement, shall be limited to the Escrow Shares held by the Escrow Agent as from time to time. The previous sentence does not apply for any willful or fraudulent (Vorsatz oder Arglist) breaches of the guaranties contained in Clause 7 of this Agreement.

11	Covenants

11.1	Confidentiality

For a period commencing on Closing and ending four years later, Sellers (and their successors and assignees), for the avoidance of doubt individually and not jointly and severally, shall keep confidential all matters related to the Company, in particular all business and trade secrets, and not disclose such matters and secrets, directly or indirectly, to any third party nor to cause such disclosure by third parties nor to abet or justify such disclosure nor to use such matters or secrets for themselves.

11.2	Non-Solicitation

For a period commencing on Closing and ending thirty months later, the Sellers for the avoidance of doubt individually and not jointly and severally, shall not (nor shall it permit any of its relatives or affiliates) directly or indirectly, without the prior written consent of the Purchaser, cause or influence any employee of the Company to work in any way whatsoever for any of the Sellers (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), for an enterprise in which any one of them holds an interest or for a competitor, or to terminate an existing relationship with the Purchaser (or its consolidated Subsidiaries).

11.3	Non-Compete

11.3.1	For a period of four years commencing on Closing, the Sellers shall not (nor shall they permit any of their affiliates) directly or indirectly, without the prior written consent of the Purchaser (i) develop and distribute soft- and hardware in the area of CD/DVD recording, authoring and copy protection (a “Competing Business”); (ii) assist third parties in any way whatsoever, directly or indirectly, in the manufacture, distribution or rendering of such products or services of a Competing Business; (iii) hold in any way whatsoever, directly or indirectly, an interest in a company or other entity that constitutes a Competing Business other than an interest of less than 5% in a publicly quoted company; or (iv) participate in the financing, operation, management or control of a Competing Business. This does not apply to Seller 1’s holding of shares in (i) ACE Gesellschaft für Daten- und Kommunikationstechnik mbH, Dortmund, as long as this Company does not actively engage in a Competing Business and (ii) VOB Information Systems, Inc. California.

11.3.2
In the event that the provisions of this Clause 11.3.1 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be amended to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

11.3.3
The Sellers acknowledge that (i) the goodwill associated with the Company and customer relationships prior to the acquisition is an integral component of the value of the Company to the Purchasers and is reflected in the Purchase Price for the Acquisition to be received by the Sellers. The Sellers also acknowledge that the limitations of time, geographic scope and scope of activity agreed to in this Agreement are reasonable because, among other things, (i) the Company and the Purchasers are engaged in a highly competitive industry (ii) management of the Company have unique access to, and will continue to have access to, the trade secrets and know-how of the Company, including without limitation, the plans and strategy (and in particular, the competitive strategy) of the Company and (iii) the Sellers are receiving significant consideration in connection with the acquisition.

11.4	Key Employees

11.4.1	The Sellers agree to use best efforts to assist the Purchaser to retain the Key Employees as listed in Exhibit 29 hereto for a minimum period of two years.

11.4.2	The Purchaser will make without undue delay after Closing a binding offer vis-à-vis

(i)	Mr. Rick Huhnke, Sierra Madre, CA, on the basis of the Pinnacle local standard employment terms;

(ii)	Mr. John Newman, London, UK, to enter into an employment agreement with Mr. John Newman on reasonable terms complying with market practice in England in the business area the Parties are engaged.

11.5	VOB Information Systems, Inc.

With respect to VOB Information Systems, Inc. (“VOB”) Seller 1 undertakes

11.5.1	upon Purchaser request to change the name of VOB in any other name that may not be confused with its current name;

11.5.2	commencing with Closing to procure that VOB will not conduct any Competing Business as defined in Clause 11.3.1 unless agreed with Purchaser;

11.5.3
upon Purchaser’s request to procure the transfer of all intellectual property rights, agreements, know-how, customer relations, marketing material to the Purchaser or any other party to be named by the Purchaser. If the transfer of certain of such items depends on the consent of a third party, the Seller 1 and the Purchaser will use best efforts to obtain such consent and if such consent will finally not be granted, VOB will continue this particular business in the name and on behalf of the Purchaser or the third party named by the Purchaser. For clarification of doubt, any cost and expenses in connection with such continuation shall be born by the Purchaser. In any case Seller 1 and Purchaser shall cooperate closely and in good faith.

11.6	Transfer of Trademarks and Copyrights

11.6.1
The Sellers hereby grant to the Company a worldwide, unlimited, perpetual and exclusive (also vis-à-vis the author) license to exploit, in particular but not limited to, to use, modify, sub-license and distribute any software that the respective Seller has developed for the Company and that relates to the business of the Company.

11.6.2
Seller 1 undertakes without undue delay after Closing to transfer and assign the trademarks “InstantWrite” (No. 2597678) and “InstantCD” (No. 30012298) to the Purchaser or any third party to be named by the Purchaser.

12	Compliance with the Securities Laws

12.1	Securities Act Exemption

Each of the Sellers has been advised that the Pinnacle Shares issued to the Sellers pursuant to this Agreement will be issued as securities to the Sellers in a private placement exempt from the registration requirements of Section 5 of the Securities Act, as set forth in Section 4(2) thereof, and may not be offered or sold except pursuant to an exemption or pursuant to an effective registration statement under the Securities Act.

12.2	Legends

There will be placed on each certificate representing such Pinnacle Shares, or any substitutions therefore, legends stating in substance:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED

EXCEPT IN COMPLIANCE WITH RULE 144 IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT, OR A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Pinnacle, Inc. agrees to so instruct its transfer agent at the request of the Sellers when one or more of the conditions set forth in clauses (x), (y) and (z) of Clause 12.3 hereof shall have occurred.

12.3	Representations Regarding Securities Laws Matters

The Sellers agree not to sell, transfer or otherwise dispose of the Pinnacle Shares issued to the Sellers pursuant to this Agreement unless such sale, transfer or other disposition is made (x) in conformity with the requirements of Rule 144 promulgated under the Securities Act or (y) upon delivery to Pinnacle, Inc. of a written opinion of counsel, reasonably acceptable to Pinnacle, Inc. in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act; or (z) an authorized representative of the SEC shall have rendered written advice to the Sellers wishing to effect such sale, transfer or disposition (sought by the Sellers or counsel thereto, with a copy thereof and of all other related communications delivered to Pinnacle, Inc.) to the effect that the SEC would take no action or that the staff of the SEC would not recommend that the SEC take action, with respect to the proposed sale, transfer or other disposition, if consummated. The Sellers acknowledge and understand that Pinnacle, Inc. is relying on the written representations made by the Sellers in the Investment Representation Statements in the form attached hereto as Exhibit 30 executed by each of the Sellers.

13	Miscellaneous

13.1	Definition of Knowledge

(i)	Knowledge of the Sellers shall mean the actual knowledge of Seller 1 and Seller 2.

(ii)
Sellers Best Knowledge or Best Knowledge of the Sellers as referred to in this Agreement shall mean the Sellers awareness or understanding of facts, circumstances or information which can be reasonably expected to be known by a prudent business man.

13.2	Exchange Rate

In the event that for any purpose under this Agreement there is a necessity to convert Euro amounts into amounts of United States Dollars, the United States Dollar amount shall be calculated by using the European Central Bank “Daily Euro Foreign Exchange Reference Rate” as of one day before the relevant payment has to be made as published at http://www.ecb.int under the “Daily Euro Foreign Exchange Reference Rates” section (http://www.ecb.int/home/eurofxref.htm).

13.3	Announcements

No announcement of any kind to the media or any other indefinite group of persons shall be made before Closing in respect of the subject matter of this Agreement except as specifically agreed between the Sellers and the Purchaser or if such announcement is required by law or administrative or judicial order.

13.4	Notices

All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt, and shall be addressed to the intended recipient as set forth below:

If to Purchaser:

Pinnacle Systems GmbH
Frankfurter Str. 3c
38112 Braunschweig

Attn: Oliver Hellmold

With a copy to:

Linklaters Oppenhoff & Rädler,
Mainzer Landstraße 16,
60325 Frankfurt am Main, Germany

Attn: Ulli Janssen,
Telephone: (49-69) 710-03-0,
Facsimile: (49-69) 7-10-03-333

And a copy to:

Wilson Sonsini Goodrich & Rosati,
Professional Corporation,
650 Page Mill Road, Palo Alto,
CA 94304-1050, U.S.A.

Attn: Chris F. Fennell, Esq.,
Telephone: (650) 493-9300,
Facsimile: (650) 845-5000

If to Pinnacle, Inc.:

Pinnacle Systems, Inc.,
280 North Bernardo Avenue,
Mountain View, CA 94043, USA

Attn: Chief Financial Officer,
Telephone: (650) 560-1600,
Facsimile: (650) 526-1601

With a copy to:

Wilson Sonsini Goodrich & Rosati,
Professional Corporation,

650 Page Mill Road, Palo Alto,
CA 94304-1050, U.S.A.

Attn: Chris F. Fennell, Esq.,
Telephone: (650) 493-9300,
Facsimile: (650) 845-5000

And a copy to:

Linklaters Oppenhoff & Rädler,
Mainzer Landstraße 16,
60325 Frankfurt am Main, Germany

Attn: Ulli Janssen,
Telephone: (49-69) 710-03-0,
Facsimile: (49-69) 7-10-03-333

If to Sellers:

Volkmar Breitfeld
Untermarkstr. 52c,
44267 Dortmund

and

Maik Langenberg
von-Oer-Str. 14,
59302 Oelde

And a copy to:

Allen & Overy,
Taunustor 2,
60311 Frankfurt am Main, Germany

Attn: Dr. Carsten Salger,
Telephone: (49-69) 2648 5000
Facsimile: (49-69) 2648 5800

13.5	Costs and Fees

The notarial fees and costs payable in connection with the execution and implementation of this Agreement shall be borne by Purchaser. Otherwise, each Party shall bear its own expenses, including the fees of its advisers, incurred in connection with this Agreement. Purchaser shall bear such costs of the sale of Pinnacle Shares that become payable for compliance with the applicable provisions under Rule 144 promulgated under the Securities Act, as amended, that exceed such cost that would become payable if the Pinnacle Shares would have been registered on Form S-3.

13.6	Amendment

Changes and amendments to this Agreement as well as declarations to be made hereunder shall be valid only if agreed by all Parties and made in writing unless a notarial deed is legally required. This shall also apply to any change of this provision.

13.7	Severability

If a provision of this Agreement should be or become invalid or not contain a necessary regulation, the validity of the other provisions of this Agreement shall not be affected thereby. The invalid provisions shall be deemed to be replaced and the gap be filled by a legally valid arrangement which corresponds as closely as possible to the intentions of the Parties or what would have been the intentions of the Parties according to the aim and purpose of this Agreement if they had recognized the gap.

13.8	Headings and Exhibits

The Exhibits to this Agreement shall form an integral part of this Agreement. The headings in this Agreement shall only serve the purpose of easier orientation and are of no consequence for the contents and interpretation of this Agreement. Statements in one provision of, or Exhibit to, this Agreement shall be deemed to have been made also for the purposes of all other provisions of, and Exhibits to, this Agreement.

13.9	Further Assurances

The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

13.10	Governing Law

This Agreement shall be governed by German law.

13.11	Jurisdiction

The Courts of Frankfurt am Main shall have exclusive jurisdiction for all disputes arising out of or in connection with this Agreement, including disputes about its validity.

13.12	Entire Agreement

This Agreement and the Exhibits hereto constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

13.13	Assignment / Counterclaims

13.13.1	No Party may, directly or indirectly, in whole or in part, assign this Agreement or delegate any of its obligations under this Agreement without the other Party’s prior written consent. Any attempted assignment or delegation without suchprior written consent will be void. Notwithstanding the foregoing, a Party, or its permitted successive assignees may assign this Agreement or delegate any rights or obligations hereunder without consent: (i) to any affiliate in the meaning of Section 15 German Stock Corporation Act. or (ii) in connection with a merger, reorganization, transfer, sale of assets or product lines, or change of control or ownership of such Party or its permitted successive assignees or transferees subject however to the assignor or transferor acting as guarantor for all obligations of the assignee or transferee vis-à-vis the other contractual parties. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

13.13.2
Except as provided for in this Agreement, neither the Purchaser nor the Sellers shall be entitled to exercise any rights of set-off (Aufrechnung), withhold (Zurückbehaltung) or reduction (Minderung) against the Purchase Price or other claims, unless such counterclaim of the Purchaser or the Sellers, as the case may be, is undisputed or a competent court has finally decided on the relevant claim.

13.14	Extension; Waiver

Purchaser on the one hand and Sellers on the other hand may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other Parties hereto, (ii) waive any inaccuracies in the guarantees made to such Parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Parties contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

13.15	Certified Copies

The Notary shall send certified copies of this deed to the Persons listed in Clause 13.4 above.

Pinnacle Systems GmbH

Volkmar Breitfeld

Maik Langenberg

Dr. Wolfgang Matschke

Escrow Agreement

dated October 1, 2002

Exhibit 1 to the Share Purchase and Transfer Agreement

Linklaters Oppenhoff & Rädler

Mainzer Landstraße 16
D-60325 Frankfurt am Main
Postfach 17 01 11
D-60075 Frankfurt am Main

Telephone (49-69) 7 10 03-0
Facsimile (49-69) 7 10 03-333

Escrow Agreement

between

(1)	Pinnacle Systems GmbH, Frankfurterstr. 3c, 38112 Braunschweig

(“Pinnacle”)

and

(2)	Pinnacle Systems, Inc., 280 North Bernardo Avenue,
Mountain View, CA 94043, USA

(“Pinnacle, Inc.”)

and

(3)	Mr. Volkmar Breitfeld, Untermarkstr. 52c, 44267 Dortmund

(“Seller 1”)

and

(4)	Mr. Maik Langenberg, von-Oer-Str. 14, 59302 Oelde

(“Seller 2”)

(Seller 1 and Seller 2 jointly referred to as “Sellers”)

and

(5)	Dr. Wolfgang Matschke, business address c/o Schiedermair Rechtsanwälte, Eschersheimerlandstraße 60, 60322 Frankfurt am Main

(“Agent”)

Any reference in this Agreement to “Parties” shall only refer to the parties named under (1) - (4) above.

Preamble

(A)
Pinnacle, Pinnacle, Inc. and Sellers have concluded a Share Purchase and Transfer Agreement regarding all shares in VOB Computersysteme GmbH, Dortmund, registered with the Commercial Register of the lower court of Dortmund under HR B 11 176 (the “Company”) on September 30, 2002/October 1, 2002 (Notarial Deed No. •/2002 of the Notary Hans-Georg Feick, in Frankfurt am Main), hereinafter the “Purchase Agreement”.

1

(B)
Pursuant to the provisions of the Purchase Agreement, Pinnacle, Inc. is under the obligation to issue, assign and transfer on behalf of Pinnacle an aggregate number of 205,000 shares of Pinnacle, Inc. common stock (the “Pinnacle Shares”) to the Sellers and to deliver these Pinnacle Shares to the Agent with these Pinnacle Shares serving as security to satisfy claims for breach of guaranties or indemnification claims under the Purchase Agreement.

(C)
The Agent has been elected as escrow agent by the Parties of the Purchase Agreement. The Agent has agreed to hold the Escrow Shares in the name and on behalf of the Sellers subject to the terms and conditions set out in this Escrow Agreement (the “Agreement”):

Therefore, the Parties instruct the Agent as follows:

1	Instructions to the Agent

1.1
The Agent shall hold a number of 112,750 Pinnacle Shares in the name and on behalf of Seller 1 and a number of 92,250 Pinnacle Shares in the name and on behalf of Seller 2. The Pinnacle Shares held by the Agent in the name and on behalf of Seller 1 plus any New Shares as defined in Clause 2.3, less any Pinnacle Shares released by the Agent in accordance with the terms of this Agreement for the account of Seller 1 are hereinafter referred to as the “Escrow Shares 1”. The Pinnacle Shares held by the Agent in the name and on behalf of Seller 2 plus any New Shares as defined in Clause 2.3, less any Pinnacle Shares released by the Agent in accordance with the terms of this Agreement for the account of Seller 2 are hereinafter referred to as the “Escrow Shares 2”. Escrow Shares 1 and Escrow Shares 2 are jointly referred to as the “Escrow Shares”.

1.2
All instructions to transfer or otherwise dispose of the Escrow Shares 1 shall only be given jointly and in written form by (i) a signatory authorized by Pinnacle and (ii) a signatory authorized by Seller 1. All instructions to transfer or otherwise dispose of the Escrow Shares 2 shall only be given jointly and in written form by (i) a signatory authorized by Pinnacle and (ii) a signatory authorized by Seller 2. The Agent undertakes not to follow any instructions with respect to the Escrow Shares which are not given pursuant to this Clause 1.2 or Clause 1.3 of this Agreement.

1.3
The Agent shall follow instructions without undue delay that are (a) given by Pinnacle and the Sellers in accordance with Clause 1.2 or (b) where an instruction from either of them is missing, if a German court has ruled or recognized that the relevant party’s consent is replaced or that such party is required to give its consent to such instruction, where such ruling has become final and the Agent has been provided with an official copy of a final judgment provided with an execution clause (vollstreckbare Ausfertigung) of such court ruling.

1.4
If the Parties jointly instruct the Agent in accordance with Clause 1.2 to release Escrow Shares for a certain amount (the “Agreed Amount”), the number of Escrow Shares to be released shall be calculated by dividing the Agreed Amount expressed in US Dollars by the Release Price as defined in Clause 4.4. The number of the Escrow Shares to be released shall be rounded down to the next full share.

1.5	The Agent is further authorized to release any number of Escrow Shares if and insofar the Agent is obliged to do so under German law pursuant to any other enforceable court decision.

2

1.6	Unless the relevant Party instructs the Agent otherwise in writing, any shares to be released in accordance with this Agreement shall be send by courier to

1.6.1	Pinnacle Systems GmbH, Frankfurterstr. 3c, 38112 Braunschweig, Attention Oliver Hellmold, if such shares are to be released to Pinnacle;

1.6.2	Mr. Volkmar Breitfeld, Untermarkstr. 52c, 44267 Dortmund, if such shares are to be released to Seller 1;

1.6.3	Mr. Maik Langenberg, von-Oer-Str. 14, 59302 Oelde, if such shares are to be released to Seller 2.

2	Shareholders’ Rights and Dividends

2.1
The Sellers are entitled to exercise all shareholders’ rights (including voting rights and any dividend rights and rights to New Shares according to Clause 2.3) deriving from the Escrow Shares except for the right to sell, to transfer or to dispose otherwise of the Escrow Shares.

2.2
Any dividends (including stock dividends) received by Agent for the Escrow Shares shall be transferred to accounts of the Sellers as notified to the Agent by the Sellers as soon as such dividends are received by the Agent. Dividends received for the Escrow Shares 1 shall be transferred to Seller 1 and dividends received for the Escrow Shares 2 shall be transferred to Seller 2 into the following bank accounts:

•	Account no. 444/1178/005 with HSBC Trinkaus & Burkhardt, BLZ 300 308 80 for Seller 1; and

•	Account no. 444/1179/001 with HSBC Trinkaus & Burkhardt, BLZ 300 308 80 for Seller 2.

The Sellers shall be liable for any taxes due with respect to dividends on the Escrow Shares.

2.3
If the Agent shall receive any securities in respect of or in exchange for any of the Escrow Shares held by it, whether by way of stock splits, recapitalizations, liquidations, mergers, consolidations, split-ups, spin-offs, redemptions, exchanges or conversions of shares and the like (“New Shares”), the Agent shall hold in escrow such securities and the same shall be subject to all of the provisions of this Agreement and shall be deemed part of the escrow. New Shares issued in respect of Escrow Shares that have been released from the escrow, if any, shall not be added to the escrow, but shall be distributed directly by Pinnacle, Inc. to the Sellers (and not by way of the Agent). The above shall not apply with respect to any new shares issued to the Sellers against any contribution by the Sellers (e.g. capital increase against contribution).

3	Information

3.1
Without undue delay, the Agent shall fully inform the Parties about the number of Escrow Shares held by the Agent, any dispositions and instructions given by any Party concerning the Escrow Shares. Further, the Agent shall forward without undue delay to the Sellers all information necessary to exercise the shareholders’ rights.

3

3.2
The Parties shall inform the Agent without undue delay about all judicial proceedings with respect to the Escrow Shares or with respect to any claims, court decisions or withdrawals of claims made under and in accordance with the Purchase Agreement and this Agreement. In particular, the Parties undertake to properly notify the Agent without undue delay whenever such notification is necessary under this Agreement to effect a release of Escrow Shares by the Agent.

4	Term and Release

4.1
All Escrow Shares not released by the Agent to Pinnacle (i) as compensation for damages resulting from a breach of a guaranty or (ii) as reimbursement for indemnification claims (together “Claims”) shall be released to the Sellers on October 11, 2004 without any further notice if and insofar the Agent has not been notified by September 30, 2004, 24 hrs, at the latest by any Party that either Pinnacle or the Company, as the case may be, has filed a Claim with a German court. Such notification must be made by a written notice accompanied by a copy of the writ of claim bearing the court’s acknowledgement of receipt.

4.2
In the event that the Agent has been notified pursuant to Clause 4.1 that an action with regard to Claims has been filed by Pinnacle or by the Company, as the case may be, with a German court but not yet finally determined, such number of Escrow Shares shall remain in escrow of which the aggregate share price equals 125% of the relevant Claim (the “Collateral Shares”). The number of the Collateral Shares is to be calculated by dividing the amount which equals 125% of the relevant Claim expressed in US Dollars by the Average Share Price. The “Average Share Price” shall be the average of the last sale price of a single share of Pinnacle, Inc. common stock (ticker-symbol: “PCLE”) as reported by the NASDAQ National Market (www.nasdaq.com) for the 20 trading days prior to October 1, 2004. The number of Collateral Shares shall be rounded down to the next full share. The Agent may in determining the Average Share Price relay on a calculation made for this purpose by a reputable investment bank.

4.3
If an action with regard to Claims that has been filed by Pinnacle or by the Company, as the case may be, with a German court has been finally decided, a number of Escrow Shares equivalent to the amount of damage or reimbursement (including interest thereon) granted by such court (“Granted Amount”) shall be released to Pinnacle or to Pinnacle on behalf of the Company, as the case may be, 10 days after the day on which the Agent has been provided with an official copy of the final judgment, if such is submitted by Pinnacle it shall be provided with an execution clause (vollstreckbare Ausfertigung) of such court decision (“Judgment”). The number of Escrow Shares to be released by the Agent shall be calculated by dividing the Granted Amount expressed in US Dollars by the Release Price. The number of the Escrow Shares to be released shall be rounded down to the next full share. The remaining Collateral Shares relating to such Claim shall be released to the Sellers within the period stated above.

4.4
The “Release Price” shall be the average of the last sale price of a single share of Pinnacle, Inc. common stock as reported by the NASDAQ National Market for the 20 trading days prior to the day on which the Agent (i) has been provided with the Judgment or (ii) has been jointly notified by the Parties about the Agreed Amount pursuant to Clause 1.4. The Agent may in determining the Release Price relay on a calculation made for this purpose by a reputable investment bank.

4

4.5
If Escrow Shares are to be released pursuant to Clause 4.3 the Sellers shall have the right to instruct the Agent to release the Released Escrow Shares to themselves, provided that the Sellers pay simultaneously (Zug-um-Zug) with the release of the Released Escrow Shares the Granted Amount in US Dollars to the Agent who shall forward that amount to Pinnacle or the Company, as the case may be.

4.6
If any of the Parties has filed an action for release of Escrow Shares, the Escrow Shares to be released in accordance with a court decision shall only be released if such court decision has become final. In this event the Escrow Shares will be released to the claiming Party 10 days after the Agent has been notified by such Party by providing the Agent with an official copy of such final court decision provided with an execution clause (vollstreckbare Ausfertigung).

4.7
In any event that Escrow Shares are to be released by the Agent to the Sellers, such Escrow Shares shall be released in the proportion of 55% to Seller 1 and 45% to Seller 2, with the number of shares resulting from such calculation being rounded up or rounded down, as the case may be, to the next whole number. In the event of a dead-lock (e.g. 55% of the shares to be released would be 5.5 shares and 45% of the shares to be released would be 4.5 shares) the relevant share shall be released to Seller 1

4.8
In any event that Escrow Shares are to be released by the Agent to Pinnacle, the number of Escrow Shares 1 and the number of Escrow Shares 2 to be released shall be released in the proportion of 55% to Seller 1 and 45% to Seller 2, with the number of shares resulting from such calculation being rounded up or rounded down, as the case may be, to the next whole number. In the event of a dead-lock (e.g. 55% of the shares to be released would be 5.5 shares and 45% of the shares to be released would be 4.5 shares) the relevant share shall be released from Escrow Shares 1.

4.9	In the event that the Agent is required to release of a portion of the Escrow Shares to one or more of Pinnacle, Seller 1 or Seller 2 in accordance with this Clause 4, the following shall apply:

4.9.1
The Agent shall inform the Sellers and Pinnacle that the release of the Escrow Shares cannot be effected without a cancellation of the share certificate representing the Escrow Shares 1 (“Certificate 1”), or the share certificate representing the Escrow Shares 2 (“Certificate 2” and together with Certificate 1, the “Certificates”) or the Certificates, and the issuance of replacement certificates (“Replacement Certificates”).

4.9.2
In order to effect the cancellation of one or both of the Certificates and the issuance of the Replacement Certificates the Agent shall on the next business day following the day the Agent has received proper notice in accordance with terms of this Agreement requiring the Agent to release a portion of the Escrow Shares:

(i)	provide the Transfer Agent (Joseph W. Thatcher, Mellon Investor, 23rd floor, 235 Montgomery Street, San Francisco, CA 94104) with written instruction (with a copy to all Parties) as to the following:

(a)	the Certificate(s) to be cancelled;

(b)	the denominations in which the Replacement Certificates are to be issued;

5

(c)	the person or entity (Seller 1/ Seller 2 or Pinnacle) in whose name the Replacement Certificates are to be issued; and

(d)	the Replacement Certificates to be delivered to the Agent

(ii)	deliver the Certificate(s) to be cancelled and replaced to the Transfer Agent, and

(iii)	instruct the Transfer Agent to deliver the Replacement Certificates to the Agent.

4.9.3	Any Replacement Certificate(s) shall bear the same legends as were contained on the Certificates.

4.9.4	The Transfer Agent shall not be obligated to cancel one or more of the Certificates and issue Replacement Certificates unless the Agent provides notice of such request in accordance with this Section.

4.10	This Agreement will expire automatically if and when all Escrow Shares have been released.

5	Agent’s Duties and Fees

5.1	The Agent shall hold and distribute the Escrow Shares only in accordance with the terms of this Agreement.

5.2
The Agent is acting as an attorney but shall be obligated to perform its duties under this Agreement with the due care of a German notary. The Agent’s liability under this Agreement shall be limited to cases of acting in bad faith, wilful default or gross negligence.

5.3
For the services rendered hereunder, the Agent shall receive a compensation that comprises of (i) a flat fee of EUR 10,000 and (ii) a fee in the amount of EUR 5,000 per event of share split pursuant to Clause 4.9.

5.4	The Agent may for important personal reasons (e.g. illness, vacation, etc.) appoint a representative who shall be a partner of Schiedermair Rechtsanwälte, Frankfurt am Main.

6	Miscellaneous

6.1
In the event that for any purpose under this Agreement there is a necessity to convert Euro amounts into amounts of United States Dollars, the United States Dollar amount shall be calculated by using the European Central Bank “Daily Euro Foreign Exchange Reference Rate” as of the last day of the relevant 20 day trading period as published at http://www.ecb.int under the “Daily Euro Foreign Exchange Reference Rates” section (http://www.ecb.int/home/eurofxref.htm).

6.2	This Agreement shall be governed by and construed in accordance with the law of the Federal Republic of Germany without application of conflict of laws principles.

6.3	No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the Parties hereto.

6.4	This Agreement may only be amended by written consent of the Parties. It may be terminated by written agreement of Pinnacle and Sellers.

6

6.5
In the event that a provision of this Agreement should be invalid or not contain a necessary regulation, the validity of the other provisions of this Agreement shall not be affected thereby. The invalid provision shall be replaced and the gap be filled by a legally valid arrangement which corresponds as closely as possible to the intention of the Parties or what would have been the intention of the Parties according to the aim and purpose of this Agreement if they had recognized the gap.

6.6
The fees and costs of the Agent shall be borne by Pinnacle, however the Sellers shall reimburse the Agent for all costs, expenses and taxes (in particular payable by the Agent on dividends, if any) incurred by the Agent by exercising shareholders’ rights on the instruction of the Sellers (“Expenses”). Any fees, cost and/or expenses incurred by the Agent in connection with a split of shares shall be born by Pinnacle. The Sellers shall bear the Expenses in the proportion of the Escrow Shares 1 and Escrow Shares 2.

/s/ Georg Blinn	/s/ Volkmar Breitfeld
Pinnacle	Seller 1

/s/ Arthur D. Chadwick	/s/ Maik Langenberg
Pinnacle, Inc.	Seller 2

/s/ Dr. Wolfgang Matschke
Agent

7

Schedules Omitted from Exhibit 2.2 – Share Purchase and Transfer Agreement by and among Volkmar Breitfeld, Maik Langenberg, Pinnacle Systems GmbH and
Pinnacle Systems, Inc.

Schedules 2 through 30 to the Share Purchase and Transfer Agreement by and among Volkmar Breitfeld, Maik Langenberg, Pinnacle Systems GmbH and Pinnacle Systems, Inc. (the “Share Purchase Agreement”) constitute the Disclosure Schedules to the Share Purchase Agreement. Schedules 2 through 30 have been omitted from Exhibit 2.2. The Share Purchase Agreement describes the contents of each of these Disclosure Schedules.

Pinnacle Systems, Inc. agrees to furnish supplementally a copy of any of the foregoing omitted Disclosure Schedules to the Commission upon request.